UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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PROXY STATEMENT PURSUANT TO SECTION 14(a)

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LOWE’S COMPANIES, INC.

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On May 22, 2018, Lowe’s Companies, Inc. (“we” or, the “Company”) issued the following press release:

FOR IMMEDIATE RELEASE

May 22, 2018

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Colleen Penhall
	704-758-2033	704-758-2958
	tiffany.l.mason@lowes.com	colleen.b.penhall@lowes.com

LOWE’S NAMES MARVIN ELLISON PRESIDENT AND

CHIEF EXECUTIVE OFFICER

30-Year Retail Industry Veteran Brings Significant Experience in Leadership, Operations and Omni-Channel Strategies

Lowe’s Director Richard W. Dreiling to Become Chairman of the Board

MOORESVILLE, N.C. – Lowe’s Companies, Inc. (NYSE: LOW) today announced that Marvin R. Ellison has been named president and CEO, effective July 2, 2018. He will also join Lowe’s board of directors at that time. Ellison succeeds Robert A. Niblock, who previously announced his intention to retire. The Lowe’s board has also appointed Richard W. Dreiling, a director of Lowe’s since 2012, as chairman, effective July 2, 2018.

As a 30-year industry veteran, Ellison brings significant leadership and operational expertise to Lowe’s, including experience managing a large network of stores and associates as well as insights and perspectives on managing global logistics networks. Ellison currently serves as chairman and CEO of J. C. Penney Company, Inc., where he implemented a turnaround strategy which has improved the company’s balance sheet, increased store productivity, optimized operations and grown key categories. He also has an extensive track record in the home improvement industry, having spent 12 years in senior-level operations roles with The Home Depot, Inc., where he served as executive vice president of U.S. stores. At The Home Depot, Ellison oversaw U.S. sales, operations and Pro strategic initiatives, dramatically improving customer service and efficiency across the organization to serve both do-it-yourself (DIY) and Pro customers.

Marshall O. Larsen, lead director of the board, said, “Attracting Marvin is a great win for the entire Lowe’s team. Marvin is an experienced retail CEO with extensive expertise in a complex omni-channel consumer-facing company. He also brings significant experience in the home improvement industry, with a proven track record of global operational excellence and driving results from both DIY and Pro customers. Marvin joins Lowe’s at a critical inflection point as we work to enhance our competitive position and capitalize on solid project demand in an evolving consumer environment. We look forward to shepherding an exciting new chapter for Lowe’s under Marvin’s leadership.”

Ellison said, “I am thrilled to take on the role as Lowe’s next president and CEO. Working closely with Lowe’s board, management team and the more than 310,000 talented employees, I believe we will not just compete, but win in today’s complex retail environment. Together, we will leverage Lowe’s omni-channel capabilities to deliver the most simple and seamless customer experiences as we execute with purpose and put the customer first in everything we do.”

Larsen added, “On behalf of the board, I would like to thank Robert for his leadership and dedication to Lowe’s over the last 25 years. Robert played a key role in driving our omni-channel strategy and positioning the company as a leader in home improvement. We wish him all the best in his retirement.”

Niblock said, “It has been an honor to serve as Lowe’s chairman, president and CEO. I am confident in the company’s prospects for growth and value creation under Marvin’s leadership. I know that Marvin’s deep appreciation for Lowe’s culture, people and customers make him the ideal choice to serve as this great company’s next leader, and I look forward to a smooth transition.”

About Marvin R. Ellison

Marvin Ellison currently serves as chairman and CEO of J. C. Penney Company, Inc., and previously served as president and CEO-designee of JCPenney from 2014 to 2015. Prior to that, Ellison spent more than 12 years at The Home Depot, Inc., where he served as executive vice president of U.S. stores from 2008 to 2014 and was responsible for sales, profit and overall operations for 2,000 stores, more than 275,000 employees and $65 billion in annual sales volume. Prior to joining The Home Depot, Ellison spent 15 years at Target Corporation in a variety of operational roles.

Ellison is currently a director of FedEx Corporation, the Retail Industry Leaders Association (RILA) and the National Retail Federation. Ellison was named to Fortune’s “World’s Greatest Leaders in 2016” and recognized as the “2016 Corporate Executive of the Year” by Black Enterprise. Ellison holds a BBA degree in marketing from the University of Memphis and a MBA from Emory University.

About Richard W. Dreiling

Rick Dreiling joined Lowe’s board of directors in 2012 and brings more than 40 years of retail industry experience at all operating levels. He is a past chairman of the Retail Industry Leaders Association (RILA) and serves on the board of Aramark, Kellogg Company and PulteGroup, Inc. Dreiling served as CEO of Dollar General Corporation from January 2008 to June 2015, and as chairman from December 2008 until January 2016.

About Lowe’s

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving more than 18 million customers a week in the United States, Canada and Mexico. With fiscal year 2017 sales of $68.6 billion, Lowe’s and its related businesses operate or service more than 2,390 home improvement and hardware stores and employ over 310,000 people. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “plan”, “will”, “strategy”, “look forward” and similar expressions are forward-looking statements. Forward-looking statements include, but are not limited to, statements about Lowe’s plans, objectives, priorities, expectations and intentions, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts. Although we believe that the expectations, opinions and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to (i) risks relating to management and key personnel changes and (ii) our ability to successfully execute on our strategy and implement our strategic initiatives. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC.

The foregoing list of important factors that may affect future results is not exhaustive. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events or otherwise, except as may be required by law.

In addition, on May 22, 2018, the Company filed a Form 8-K, to the following effect:

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2018, the Board of Directors of Lowe’s Companies, Inc. (the “Company”) appointed Marvin R. Ellison as President and Chief Executive Officer, in each case, effective as of July 2, 2018 (the “Effective Date”), at which time he will also join the Board of Directors (the “Board”). On May 20, 2018, the Board also appointed Richard W. Dreiling as Chairman of the Board, effective as of the Effective Date. Mr. Ellison and Mr. Dreiling will succeed Robert A. Niblock, who will be retiring as Chairman, President and Chief Executive Officer of the Company and member of the Board, in each case, effective as of the Effective Date.

Mr. Ellison, 53, has served as Chairman of the Board of major retailer J. C. Penney Company, Inc. since 2016, Chief Executive Officer since 2015 and President from 2014 to 2015. Previously, he was Executive Vice President – U.S. Stores of The Home Depot, Inc. from 2008 to 2014. Mr. Ellison also previously served in a variety of operational roles at Target Corporation from 1987 to 2002.

On May 21, 2018, the Company and Mr. Ellison entered into an offer letter (the “Offer Letter”). Pursuant to the Offer Letter, during the term of his employment with the Company, Mr. Ellison will receive (i) an annual base salary of $1,450,000, (ii) eligibility for an annual cash incentive bonus with a target payout of 200% of Mr. Ellison’s annual base salary and a maximum payout of 200% of target, provided that Mr. Ellison’s annual cash incentive bonus for the current fiscal year will be (a) calculated at no less than target if certain strategic plans are formulated by Mr. Ellison by November 8, 2018, and such plans are approved by the Board, and (b) prorated based on Mr. Ellison’s start date, (iii) an annual equity incentive award grant (consisting of a mixture of performance-based restricted share units, time-based restricted shares and stock options) with a target award value equal to 565% of Mr. Ellison’s annual base salary (to be prorated for the current fiscal year based on Mr. Ellison’s start date), (iv) a sign-on equity incentive grant consisting of (a) time-based restricted shares with an award value of $3,500,000, which such grant will vest in full on the third anniversary of the grant date, and (b) nonqualified stock options with an award value of $2,500,000, which such grant will vest in equal annual installments on the first three anniversaries of the grant date, in each case generally subject to Mr. Ellison’s continued employment with the Company through the applicable vesting date, (v) reimbursement for certain expenses incurred by Mr. Ellison in connection with his relocation from Texas to the Charlotte, North Carolina area, (vi) reimbursement of up to $12,000 annually for costs incurred by Mr. Ellison for his personal tax and financial planning, (vii) reimbursement of up to $25,000 for reasonable legal fees incurred by Mr. Ellison in connection with the negotiation of the Offer Letter, (viii) personal use (including immediate family members accompanying Mr. Ellison) of the Company’s aircraft(s) in accordance with the Company’s aircraft usage policy as in effect from time to time, (ix) four weeks of vacation per year and (x) an annual executive physical exam. Mr. Ellison is also eligible to participate in those change in control, retirement, welfare and fringe benefits programs available to senior executives of the Company generally. Upon an involuntary termination of Mr. Ellison’s employment with the Company other than for cause, subject to Mr. Ellison’s (x) execution and non-revocation of a general release and waiver of claims in favor of the Company and certain related parties and (y) compliance with certain post-termination obligations set forth in the Offer Letter, Mr. Ellison will be entitled to receive severance payments to be paid over twenty-four (24) months in accordance with the Company’s payroll practices equal in the aggregate to two (2) multiplied by the sum of Mr. Ellison’s annual base salary and target annual bonus. Pursuant to the Offer Letter, Mr. Ellison is subject to certain non-competition and non-solicitation restrictions, in each case that apply during the term of his employment and for twenty-four (24) months thereafter, and confidentiality restrictions that apply indefinitely.

There are no family relationships between Mr. Ellison and any director or executive officer of the Company, and Mr. Ellison has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

At a meeting of the Board held on May 20, 2018, the Board approved and adopted effective immediately amendments (the “Amendment”) to the Bylaws of the Company (the “Bylaws”) to reflect the separation of the roles of Chairman of the Board and Chief Executive Officer of the Company, including but not limited to amendments in respect of, among other things, (i) the ability of each of the Chairman and the Chief Executive Officer to call a special meeting of the shareholders and of the Board (if the Chief Executive Officer is a director), (ii) the ability of the Chief Executive Officer to act as chairman and preside at each meeting of the shareholders in the absence of the Chairman of the Board and (iii) the allocation of responsibilities to the Chief Executive Officer position, including the general supervision, direction and control of the business of the Company, subject to the oversight of the Board of Directors and the power of the Chief Executive Officer to sign certificates for shares of the Company and any deeds, mortgages, bonds, contracts, or any other instruments or documents which may be lawfully executed on behalf of the Company. The Bylaws were also amended to clarify that the compensation of non-employee directors shall be recommended to the Board by the appropriate committee thereof.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with our annual meeting of shareholders, we previously filed our definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and commenced mailing our notice of Internet availability of proxy materials or our definitive proxy statement and proxy card to our shareholders on April 20, 2018. BEFORE MAKING ANY VOTING DECISION, YOU ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY IN ITS ENTIRETY.

We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including our definitive proxy statement, through the Internet at the SEC’s website at www.sec.gov, or at our website at www.Lowes.com/investor. You may also read and copy any document that we file with, or furnish to, the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

If you have any questions about our proxy statement or our annual meeting of shareholders, or if you need assistance with the voting procedures, including casting or changing your vote, you should contact our proxy solicitor, Innisfree M&A, at 1-212-750-5833.